MASTER “CLICK2CHAT SOFTWARE AS A SERVICE” MANAGED SERVICES AGREEMENT

This agreement ("Agreement") is entered into, to be effective as of November 1, 2010 (“Effective Date”), by and between RespondQ , LLC (“RespondQ”), with its principal place of business located at 751 Park of Commerce Dr., Suite 112, Boca Raton, FL 33487  and iTrackr Inc., (“ITrackr”), with its principal place of business located at  20423 State Road 7 Suite F6490, Boca Raton, FL 33498.

RECITALS

WHEREAS, RespondQ requires hosted third-party “Click2Chat software as a service” (the “Services,” as further described herein) with respect to certain of its information technology needs;

WHEREAS, RespondQ requested a proposal from ITrackr for such Services;

WHEREAS, ITrackr has experience and expertise in the business of providing the Services;

WHEREAS, ITrackr submitted a proposal to RespondQ to perform such Services on behalf of RespondQ;

WHEREAS, based on ITrackr’s superior knowledge and experience relating to such Services, RespondQ has selected ITrackr to manage and provide the Services;

WHEREAS, ITrackr wishes to perform the Services and acknowledges that the successful performance of the Services and that the security and availability of RespondQ’s data (“RespondQ Data,” as further described herein)  are critical to the operation of RespondQ’s business; and,

WHEREAS, ITrackr has agreed to provide the Services to RespondQ, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and representations set forth in this Agreement, the parties hereby agree as follows:

1.	The Services.

1.1
Purpose; Term.  This Agreement sets forth the terms and conditions under which ITrackr agrees to license certain hosted “Click2Chat software as a service” and provide all other services, data import / export, monitoring, support, backup and recovery, change management, technology upgrades, and training necessary for RespondQ’s productive use of such software (the “Services”), as further set forth on an Exhibit A (sequentially numbered) in the form of the Exhibit A attached hereto or in other statements of “Click2Chat software as a service” work containing substantially similar information and identified as an Exhibit A.  The Agreement and each Exhibit A shall remain in effect unless terminated as provided herein.

1.1.1
Authorized Users.  Unless otherwise limited on an Exhibit A, RespondQ and any of its employees, agents, contractors, or suppliers of services that have a need to use the Services for the benefit of RespondQ shall have the right to operate and use the same.  As a part of the Service, ITrackr shall be responsible for all user identification and password change management.

1.2	Control of Services. The method and means of providing the Services shall be under the exclusive control, management, and supervision of ITrackr, giving due consideration to the requests of RespondQ.

1.3
Time of ITrackr Performance of Services.  For the term of the applicable Exhibit A, as the same may be amended, ITrackr shall provide the Services during the applicable Service Windows and in accordance with the applicable Service Levels, each as described in an Exhibit A, time being of the essence.

1.4
Non-exclusivity.  Nothing herein shall be deemed to preclude RespondQ from retaining the services of other persons or entities undertaking the same or similar functions as those undertaken by ITrackr hereunder.

1.5
Subcontractors.  ITrackr shall not enter into any subcontracts for the performance of the Services, or assign or transfer any of its rights or obligations under this Agreement, without RespondQ’s prior written consent and any attempt to do so shall be void and without further effect.  RespondQ’s consent to ITrackr’s right to subcontract any of the Services shall not relieve ITrackr of any of its duties or obligations under this Agreement, and ITrackr shall indemnify and hold RespondQ harmless from any payment required to be paid to any such subcontractors.

1.6
Change Control Procedure.  RespondQ may, upon written notice, request increases or decreases to the scope of the Services under an Exhibit A.  If RespondQ requests an increase in the scope, RespondQ shall notify ITrackr, and, not more than five (5) business days (or other mutually agreed upon period) after receiving the request, ITrackr shall notify RespondQ whether or not the change has an associated cost impact.  If RespondQ approves, RespondQ shall issue a change control, which will be executed by the ITrackr.  RespondQ shall have the right to decrease the scope and the fee for an Exhibit A will be reduced accordingly.

2.	Term and Termination.

2.1
Term.  Unless this Agreement or an Exhibit A is terminated earlier in accordance with the terms set forth in this Section, the term of an Exhibit A (the “Initial Term”) shall commence on the Effective Date and continue for twelve (12) months thereafter.  Following the Initial Term, an Exhibit A shall automatically renew for successive one-year terms (each, a “Renewal Term”) until such time as RespondQ provides ITrackr with written notice of termination; provided, however, that: (a) such notice be given no fewer than thirty (30) calendar days prior to the last day of the then-current term; and, (b) any such termination shall be effective as of the date that would have been the first day of the next Renewal Term.  “Term” shall collectively mean and include the Agreement terms represented by the Initial Term and the Renewal Term.

2.2
Termination for Cause.  If either party materially breaches any of its duties or obligations hereunder, including two periods of successive failure of ITrackr to met a Service Level, and such breach is not cured, or the breaching party is not diligently pursuing a cure to the non-breaching party’s sole satisfaction, within thirty (30) calendar days after written notice of the breach, then the non-breaching party may terminate this Agreement  or an Exhibit A for cause as of a date specified in such notice.

2.3	Payments Upon Termination. Upon the expiration or termination of this Agreement or an Exhibit A for any reason, RespondQ shall pay to ITrackr all undisputed amounts due and payable hereunder.

2.4
Return of Materials.  Upon expiration or earlier termination of this Agreement or an Exhibit A, each party shall: (a) promptly return to the other party, or certify the destruction of any of the following of the other party held in connection with the performance of this Agreement or the Services: (i) all Confidential Information; and, (ii) any other data, programs, and materials; and, (b) return to the other party, or permit the other party to remove, any properties of the other party then situated on such party’s premises.  In the case of RespondQ Data, ITrackr shall, immediately upon termination of this Agreement or an Exhibit A, shall provide RespondQ with a final export of the RespondQ Data and shall certify the destruction of any RespondQ Data within the possession of ITrackr.  The parties agree to work in good faith to execute the foregoing in a timely and efficient manner.  This Section shall survive the termination of this Agreement.

3.
Termination Assistance Services.  Provided that this Agreement or an Exhibit A has not been terminated by ITrackr due to RespondQ’s failure to pay any undisputed amount due ITrackr, ITrackr will provide to RespondQ and / or to the supplier selected by RespondQ (such supplier shall be known as the “Successor ITrackr”), at RespondQ’s sole cost and expense, assistance reasonably requested by RespondQ in order to effect the orderly transition of the applicable Services, in whole or in part, to RespondQ or to Successor ITrackr (such assistance shall be known as the “Termination Assistance Services) during the ninety (90) calendar day period prior to, and / or following, the expiration or termination of this Agreement or an Exhibit A, in whole or in part (such period shall be known as the “Termination Assistance Period”).  Provided that ITrackr and RespondQ agree as to price and scope of ITrackr’s provisioning of Termination Assistance Services, such Termination Assistance Services may include:

3.1	developing a plan for the orderly transition of the terminated or expired Services from ITrackr to RespondQ or the Successor ITrackr;

3.2	providing reasonable training to RespondQ staff or the Successor ITrackr in the performance of the Services then being performed by ITrackr;

3.3
using commercially reasonable efforts to assist RespondQ, at RespondQ’s sole cost and expense, in acquiring any necessary rights to legally and physically access and use any third-party technologies and documentation then being used by ITrackr in connection with the Services;

3.4
using commercially reasonable efforts to make available to RespondQ, pursuant to mutually agreeable terms and conditions, any third-party services then being used by ITrackr in connection with the Services; and,

3.5	such other activities upon which the parties may agree.

3.6	The provisions of this Section shall survive the termination of this Agreement.

4.	Services Levels.

4.1
Service Levels Reviews.  ITrackr and RespondQ will meet as often as shall be reasonably requested by RespondQ, but no more than monthly, to review the performance of ITrackr as it relates to the Service Levels further described in Exhibit A.

4.2
Failure to Meet Service Levels.  As further described in Exhibit A, in the event ITrackr does not meet any of the requisite Service Levels, ITrackr shall: (a) reduce the applicable monthly invoice to RespondQ by the amount of the applicable Performance Credits as a credit, and not as liquidated damages; and, (b) use its best efforts to ensure that any unmet Service Level is subsequently met.  Notwithstanding the foregoing, ITrackr will use commercially reasonable efforts to minimize the impact or duration of any outage, interruption, or degradation of Service.

4.3
Escrow Agreement.   ITrackr agrees to place in escrow with an escrow agent copies of the most current version of the source code for the applicable software that is included as a part of the Services, including all updates, improvements, and enhancements thereof from time to time developed by ITrackr (the “Software”) necessary to internally support (i.e., maintain and / or repair) the Software for the benefit of RespondQ.  ITrackr agrees that upon the occurrence of any event or circumstance which demonstrates with reasonable certainty the inability or unwillingness of ITrackr to fulfill its obligations to RespondQ under this Agreement or an Exhibit A, RespondQ shall be able to obtain the source code of the then-current Software from the escrow agent.  The provisions of this Section shall survive the termination of this Agreement.

5.
Fees and Expenses. RespondQ shall be responsible for and shall pay to ITrackr the fees as further described in Exhibit A, subject to the terms and conditions contained therein.  Any sum due ITrackr for Services performed for which payment is not otherwise specified shall be due and payable thirty (30) days after receipt by RespondQ of an invoice from ITrackr

5.1	Billing Procedures. Unless otherwise provided for under an Exhibit A, ITrackr shall bill to RespondQ the sums due pursuant to an Exhibit A by ITrackr’s invoice.

5.2
Credits.  Any amounts due from ITrackr may be applied by RespondQ against any fees due to ITrackr.  Any such amounts that are not so applied shall be paid to RespondQ by ITrackr within thirty (30) days following RespondQ's request.

5.3
Non-binding Terms.  Any terms and conditions that are included in a ITrackr invoice shall be deemed to be solely for the convenience of the parties, and no such term or condition shall be binding upon RespondQ.

5.4
Taxes.  ITrackr represents and warrants that it is an independent contractor for purposes of federal, state, and local employment taxes.  ITrackr agrees that RespondQ is not responsible to collect or withhold any such taxes, including income tax withholding and social security contributions, for ITrackr.  Any and all taxes, interest or penalties, including any federal, state, or local withholding or employment taxes, imposed, assessed, or levied as a result of this Agreement shall be paid or withheld by ITrackr.

6.
RespondQ Resources and ITrackr Resources. In accordance with the terms set forth in Exhibit A, each party shall provide certain resources (RespondQ Resources and ITrackr Resources, as the case may be) to the other party as RespondQ and ITrackr may mutually deem necessary to perform the Services.

6.1
RespondQ Resources.  If so described in an Exhibit A, where RespondQ provides resources (e.g., technology equipment) to ITrackr that are reasonably required for the exclusive purpose of providing the Services, ITrackr agrees to keep such resources in good order and not permit waste (ameliorative or otherwise) or damage to the same.  ITrackr shall return the resources to RespondQ in substantially the same condition as when ITrackr began using the same, ordinary wear and tear excepted.  RespondQ shall provide the RespondQ Resources, if any, described in an Exhibit A.

6.2
ITrackr Resources.  In addition to any ITrackr Resources described in an Exhibit A, the ITrackr shall, at a minimum, provide all of the resources necessary to ensure that the Services continue uninterrupted, considering the applicable Service Windows and Service Levels, that RespondQ Data is secure to the standards and satisfaction of RespondQ, and provide for an optimal response time for RespondQ’s users of the Services.  Where ITrackr fails to provide such minimal ITrackr Resources, RespondQ shall have the right to immediately terminate this Agreement or the applicable Exhibit A, in whole or in part, without liability.

7.	Representations and Warranties.

7.1	Mutual Representations and Warranties. Each of RespondQ and ITrackr represent and warrant that:

7.1.1	it is a business duly incorporated, validly existing, and in good standing under the laws of its state of incorporation;

7.1.2	it has all requisite corporate power, financial capacity, and authority to execute, deliver, and perform its obligations under this Agreement;

7.1.3	this Agreement, when executed and delivered, shall be a valid and binding obligation of it enforceable in accordance with its terms;

7.1.4
the execution, delivery, and performance of this Agreement has been duly authorized by it and this Agreement constitutes the legal, valid, and binding agreement of it and is enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganizations, moratoriums, and similar laws affecting creditors' rights generally and by general equitable principles;

7.1.5
it shall comply with all applicable federal, state, local, international, or other laws and regulations applicable to the performance by it of its obligations under this Agreement and shall obtain all applicable permits and licenses required of it in connection with its obligations under this Agreement; and,

7.1.6
there is no outstanding litigation, arbitrated matter or other dispute to which it is a party which, if decided unfavorably to it, would reasonably be expected to have a potential or actual material adverse effect on its ability to fulfill its obligations under this Agreement.

7.2	By ITrackr. ITrackr represents and warrants that:

7.2.1	ITrackr is possessed of superior knowledge with respect to the Services;

7.2.2	ITrackr knows the particular purpose for which the Services are required;

7.2.3	the Services to be performed under this Agreement shall be performed in a competent and professional manner and in accordance with the highest professional standards;

7.2.4
ITrackr has the experience and are qualified to perform the tasks involved with providing the Services in an efficient and timely manner. ITrackr acknowledges that RespondQ is relying on ITrackr's representation of its experience and expertise, and that any substantial misrepresentation may result in damage to RespondQ;

7.2.5	the Services will achieve in all material respects the functionality described in an Exhibit A and the documentation of ITrackr, and that such functionality shall be maintained during the Term;

7.2.6
ITrackr will use its best efforts to ensure that no computer viruses, malware, or similar items (collectively, the “Virus”) are introduced into RespondQ’s computer and network environment while performing the Services, that ITrackr will adhere to RespondQ’s then current procedures to protect against the same, and that, where ITrackr transfers such Virus to RespondQ through the Services, ITrackr shall reimburse RespondQ the actual cost incurred by RespondQ to remove or recover from the Virus, including the costs of persons employed by RespondQ; and,

7.2.7
the Services and any other work performed by ITrackr hereunder shall be its own work, and shall not infringe upon any United States or foreign copyright, patent, Trade Secret, or other proprietary right, or misappropriate any Trade Secret, of any third party, and that it has neither assigned nor otherwise entered into an agreement by which it purports to assign or transfer any right, title, or interest to any technology or intellectual property right that would conflict with its obligations under this Agreement.

8.
Non-Disclosure of Confidential Information.  The parties acknowledge that each party may be exposed to or acquire communication or data of the other party that is confidential, privileged communication not intended to be disclosed to third parties.

8.1
Meaning of Confidential Information.  For the purposes of this Agreement, the term “Confidential Information” shall mean all information and documentation of a party that:  (a) has been marked "confidential" or with words of similar meaning, at the time of disclosure by such entity; (b) if disclosed orally or not marked "confidential" or with words of similar meaning, was subsequently summarized in writing by the disclosing entity and marked “confidential” or with words of similar meaning; (c) with respect to information and documentation of RespondQ, whether marked “Confidential” or not, consists of RespondQ information and documentation included within any of the following categories:  (i) policyholder, payroll account, agent, RespondQ, supplier, or contractor lists; (ii) policyholder, payroll account, agent, RespondQ, supplier, or contractor information; (iii) information regarding business plans (strategic and tactical) and operations (including performance); (iv) information regarding administrative, financial, or marketing activities; (v) pricing information; (vi) personnel information; (vii) products and/or and services offerings (including specifications and designs); or, (viii) processes (e.g., technical, logistical, and engineering); or, (d) any Confidential Information derived from information of a party.  The term "Confidential Information" does not include any information or documentation that was: (a) already in the possession of the receiving entity without an obligation of confidentiality; (b) developed independently by the receiving entity, as demonstrated by the receiving entity, without violating the disclosing entity’s proprietary rights; (c) obtained from a source other than the disclosing entity without an obligation of confidentiality; or, (d) publicly available when received, or thereafter became publicly available (other than through any unauthorized disclosure by, through or on behalf of, the receiving entity).

8.2
Obligation of Confidentiality.  The parties agree to hold all Confidential Information in strict confidence and not to copy, reproduce, sell, transfer, or otherwise dispose of, give or disclose such Confidential Information to third parties other than employees, agents, or subcontractors of a party who have a need to know in connection with this Agreement or to use such Confidential Information for any purposes whatsoever other than the performance of this Agreement.  The parties agree to advise and require their respective employees, agents, and subcontractors of their obligations to keep such information confidential.

8.3
Cooperation to Prevent Disclosure of Confidential Information. Each party shall use its best efforts to assist the other party in identifying and preventing any unauthorized use or disclosure of any Confidential Information. Without limitation of the foregoing, each party shall advise the other party immediately in the event either party learns or has reason to believe that any person who has had access to Confidential Information has violated or intends to violate the terms of this Agreement and each party will cooperate with the other party in seeking injunctive or other equitable relief against any such person.

8.4
Remedies for Breach of Obligation of Confidentiality. ITrackr acknowledges that breach of ITrackr’s obligation of confidentiality may give rise to irreparable injury to RespondQ and the RespondQs of RespondQ, which damage may be inadequately compensable in the form of monetary damages.  Accordingly, RespondQ or RespondQs of RespondQ may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available, to include, at the sole election of RespondQ, the immediate termination, without penalty to RespondQ, of this Agreement in whole or in part.

8.5	The provisions of this Section shall survive the termination of this Agreement.

9.	Proprietary Rights.

9.1
Pre-existing Materials.  RespondQ acknowledges that, in the course of performing the Services, ITrackr may use software and related processes, instructions, methods, and techniques that have been previously developed by ITrackr (collectively, the “Pre-existing Materials”) and that same shall remain the sole and exclusive property of ITrackr.

9.2
Data of RespondQ.  RespondQ’s information, or any derivatives thereof, contained in any ITrackr repository (the “RespondQ Data,” which shall also be known and treated by ITrackr as Confidential Information) shall be and remain the sole and exclusive property of RespondQ.  RespondQ shall be entitled to an export of RespondQ Data, without charge, upon the request of RespondQ and upon termination of this Agreement or an Exhibit A.  ITrackr is provided a license to RespondQ Data hereunder for the sole and exclusive purpose of providing the Services, including a license to store, record, transmit, maintain, and display RespondQ Data only to the extent necessary in the provisioning of the Services.

9.3
No License.  Except as expressly set forth herein, no license is granted by either party to the other with respect the Confidential Information, Pre-existing Materials, or RespondQ Data.  Nothing in this Agreement shall be construed to grant to either party any ownership or other interest, in the Confidential Information, Pre-existing Materials, or RespondQ Data, except as may be provided under a license specifically applicable to such Confidential Information, Pre-existing Materials, or RespondQ Data.

9.4	The provisions of this Section shall survive the termination of this Agreement.

10.
Information Security.  ITrackr acknowledges that RespondQ has implemented an information security program (the RespondQ Information Security Program, as the same may be amended) to protect RespondQ’s information assets, such information assets as further defined and classified in the RespondQ Information Security Program (collectively, the “Protected Data”).Where ITrackr has access to the Protected Data, ITrackr acknowledges and agrees to the following.

10.1
Undertaking by ITrackr.    Without limiting ITrackr’s obligation of confidentiality as further described herein, ITrackr shall be responsible for establishing and maintaining an information security program that is designed to: (i) ensure the security and confidentiality of the Protected Data; (ii) protect against any anticipated threats or hazards to the security or integrity of the Protected Data; (iii) protect against unauthorized access to or use of the Protected Data; (iv) ensure the proper disposal of Protected Data; and, (v) ensure that all subcontractors of ITrackr, if any, comply with all of the foregoing.  In no case shall the safeguards of ITrackr’s information security program be less stringent than the information security safeguards used by the RespondQ Information Security Program as provided by RespondQ to ITrackr for this purpose.  The RespondQ Information Security Program is Confidential Information of RespondQ.

10.2
Indemnification by ITrackr.  Without limiting ITrackr’s other obligations of indemnification herein, ITrackr shall defend, indemnify, and hold RespondQ Indemnitees harmless from and against any and all Claims, including reasonable expenses suffered by, accrued against, or charged to or recoverable from any RespondQ Indemnitee, on account of the failure of ITrackr to perform its obligations imposed herein.

11.
General Indemnity.  ITrackr agrees to indemnify, defend, and hold RespondQ, its officers, directors, agents, and employees (each, an “Indemnitee” and collectively, the “Indemnitees”) harmless from and against any and all liabilities, damages, losses, expenses, claims, demands, suits, fines, or judgments (collectively “Claims”), including reasonable attorneys' fees, costs, and expenses incidental thereto, which may be suffered by, accrued against, charged to, or recoverable from any RespondQ Indemnitee, by reason of any Claim arising out of or relating to any act, error or omission, or misconduct of ITrackr, its officers, directors, agents, employees, and subcontractors, during the performance of this Agreement, including, without limitation, Claims arising out of or relating to: (a) bodily injury (including death) or damage to tangible personal or real property; (b) violation of any law or regulation; (c) Viruses; or, (d) breaches of any representations made under this Agreement; provided, however, that the foregoing indemnity shall not apply to the extent that the applicable Claim resulted from the acts or omissions of RespondQ, its officers, directors, agents, or employees.

12.
Proprietary Rights Indemnification.  ITrackr agrees to indemnify, defend, and hold RespondQ Indemnitees harmless from and against any and all Claims, including reasonable attorneys' fees, costs, and expenses incidental thereto, which may be suffered by, accrued against, charged to, or recoverable from any RespondQ Indemnitee, arising out of a claim that the Services infringes or misappropriates any United States or foreign patent, copyright, trade secret, trademark, or other proprietary right.  In the event that ITrackr is enjoined from delivering either preliminary or permanently, or continuing to license to RespondQ, the Services and such injunction is not dissolved within thirty (30) days, or in the event that RespondQ is adjudged, in any final order of a court of competent jurisdiction from which no appeal is taken, to have infringed upon or misappropriated any patent, copyright, trade secret, trademark, or other proprietary right in the use of the Services, then ITrackr shall, at its expense: (a) obtain for RespondQ the right to continue using such Services; (b) replace or modify such Services so that it does not infringe upon or misappropriate such proprietary right and is free to be delivered to and used by RespondQ; or, (c) in the event that ITrackr is unable or determines, in its reasonable judgment, that it is commercially unreasonable to do either of the aforementioned, ITrackr shall reimburse to RespondQ the full cost associated with Termination Assistance Services.

13.
Indemnification Procedures.  Promptly after receipt by RespondQ of a threat of any action, or a notice of the commencement, or filing of any action against RespondQ or any RespondQ Indemnitee, RespondQ shall give notice thereof to ITrackr, provided that failure to give or delay in giving such notice to ITrackr shall not relieve ITrackr of any liability it may have to RespondQ or any RespondQ Indemnitee except to the extent that ITrackr demonstrates that the defense of such action is prejudiced thereby.  RespondQ shall not independently defend or respond to any such claim; provided, however, that: (a) RespondQ may defend or respond to any such claim, at ITrackr's expense, if RespondQ’s counsel determines, in its sole discretion, that such defense or response is necessary to preclude a default judgment from being entered against RespondQ; and, (b) RespondQ shall have the right, at its own expense, to monitor ITrackr's defense of any such claim.  ITrackr shall have sole control of the defense and of all negotiations for settlement of such action.  At ITrackr’s request, RespondQ shall cooperate with ITrackr in defending or settling any such action; provided, however, that ITrackr shall reimburse RespondQ for all reasonable out-of-pocket costs incurred by RespondQ (including, without limitation, reasonable attorneys’ fees and expenses) in providing such cooperation.

14.
Limitation of Liability.  NOTWITHSTANDING ANY OTHER PROVISION SET FORTH HEREIN, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, AND/OR CONSEQUENTIAL DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT; PROVIDED, HOWEVER, THAT THE FOREGOING EXCULPATION OF LIABILITY SHALL NOT APPLY WITH RESPECT TO DAMAGES INCURRED AS A RESULT OF THE GROSS NEGLIGENCE OR WILFULL MISCONDUCT OF A PARTY.  A PARTY SHALL BE LIABLE TO THE OTHER FOR ANY DIRECT DAMAGES ARISING OUT OF OR RELATING TO ITS PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT; PROVIDED, HOWEVER, THAT THE LIABILITY OF A PARTY, WHETHER BASED ON AN ACTION OR CLAIM IN CONTRACT, EQUITY, NEGLIGENCE, TORT, OR OTHERWISE FOR ALL EVENTS, ACTS, OR OMISSIONS UNDER THIS AGREEMENT SHALL NOT EXCEED THE FEES PAID OR PAYABLE UNDER THIS AGREEMENT, AND PROVIDED, FURTHER, THAT THE FOREGOING LIMITATION SHALL NOT APPLY TO: (A) A PARTY’S OBLIGATIONS OF INDEMNIFICATION, AS FURTHER DESCRIBED IN THIS AGREEMENT; (B) DAMAGES CAUSED BY A PARTY’S GROSS NEGLIGENCE OR WILFULL MISCONDUCT; OR, (C) A PARTY’S BREACH OF ITS OBLIGATIONS OF CONFIDENTIALITY, AS FURTHER DESCRIBED IN THIS AGREEMENT.  This Section shall survive the termination of this Agreement.

15.	General.

15.1
Relationship between RespondQ and ITrackr.  ITrackr represents and warrants that it is an independent contractor with no authority to contract for RespondQ or in any way to bind or to commit RespondQ to any agreement of any kind or to assume any liabilities of any nature in the name of or on behalf of RespondQ.  Under no circumstances shall ITrackr, or any of its staff, if any, hold itself out as or be considered an agent employee, joint venture, or partner of RespondQ.  In recognition of ITrackr’s status as independent contractor, RespondQ shall carry no Workers’ Compensation insurance or any health or accident insurance to cover ITrackr or ITrackr’s agents or staff, if any.  RespondQ shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, any other applicable taxes whether federal, state, or local, nor provide any other contributions or benefits which might be expected in an employer-employee relationship.  Neither ITrackr nor its staff, if any, shall be eligible for, participate in, or accrue any direct or indirect benefit under any other compensation, benefit, or pension plan of RespondQ.

15.2
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.  ITrackr hereby consents and submits to the jurisdiction and forum of the state and federal courts in the State of Florida in all questions and controversies arising out of this Agreement.

15.3
Dispute Resolution.  In the event of any dispute or disagreement between the parties with respect to the interpretation of any provision of this Agreement, or with respect to the performance of either party hereunder, RespondQ and ITrackr Engagement Managers will meet for the purpose of resolving the dispute.  If the parties are unable to resolve the dispute within five (5) working days, or as otherwise agreed, either project manager will have the right to submit the dispute to ITrackr’s vice president level and RespondQ’s second vice president level (the “Representatives”) who will meet as often as the parties reasonably deem necessary in order to gather and furnish to each other all essential, non-privileged information that the parties believe germane to resolution of the matter at issue.  During the course of these non-judicial dispute resolution procedures, documents used to resolve the dispute shall be limited to essential, non-privileged information.  All requests shall be made in good faith and be reasonable in light of the economics and time efficiencies intended by the dispute resolution procedures.  The Representatives may mutually agree to appoint a neutral advisor to facilitate negotiations and, if requested by both parties, to render non-binding opinions.  No formal proceedings for the judicial resolution of any dispute may be commenced until sixty (60) calendar days following initiation of negotiations under this Section or for such shorter period as the parties may mutually agree to in writing.  Either party may then seek whatever remedy is available in law or in equity.  The provisions of this Section will not apply to any dispute relating to the parties’ obligations of non-disclosure and confidentiality as further described herein.

15.4
Compliance With Laws; RespondQ Policies and Procedures.  Both parties agree to comply with all applicable federal, state, and local laws, executive orders and regulations issued, where applicable.  ITrackr shall comply with RespondQ policies and procedures where the same are posted, conveyed, or otherwise made available to ITrackr.  Without limiting ITrackr’s other obligations of indemnification herein, ITrackr shall defend, indemnify, and hold RespondQ Indemnitees harmless from and against any and all Claims, including reasonable expenses suffered by, accrued against, or charged to or recoverable from any RespondQ Indemnitee, on account of the failure of ITrackr to perform its obligations imposed herein.

15.5
Cooperation.  Where agreement, approval, acceptance, consent or similar action by either party hereto is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld.  Each party will cooperate with the other by, among other things, making available, as reasonably requested by the other, management decisions, information, approvals, and acceptances in order that each party may properly accomplish its obligations and responsibilities hereunder.   ITrackr will cooperate with any RespondQ supplier performing services, and all parties supplying hardware, software, communication services, and other services and products to RespondQ, including, without limitation, the Successor ITrackr.  ITrackr agrees to cooperate with such suppliers, and shall not commit or permit any act which may interfere with the performance of services by any such supplier.

15.6
Force Majeure.  Neither party shall be liable for delays or any failure to perform the Services or this Agreement due to causes beyond its reasonable control.  Such delays include, but are not limited to, fire, explosion, flood or other natural catastrophe, governmental legislation, acts, orders, or regulation, strikes or labor difficulties, to the extent not occasioned by the fault or negligence of the delayed party.  Any such excuse for delay shall last only as long as the event remains beyond the reasonable control of the delayed party.  However, the delayed party shall use its best efforts to minimize the delays caused by any such event beyond its reasonable control.  Where ITrackr fails to use its best efforts to minimize such delays, the delays shall be included in the determination of Service Level achievement.  The delayed party must notify the other party promptly upon the occurrence of any such event, or performance by the delayed party will not be considered excused pursuant to this Section, and inform the other party of its plans to resume performance.  A force majeure event does not excuse ITrackr from providing Services and fulfilling its responsibilities relating to the requirements of backup and recovery of RespondQ Data.  Configuration changes, other changes, viruses / malware, or other errors or omissions introduced, or permitted to be introduced, by ITrackr that result in an outage or inability for RespondQ to use the Services shall not constitute a force majeure event.

15.7
No Waiver.  The failure of either party at any time to require performance by the other party of any provision of this Agreement shall in no way affect that party's right to enforce such provisions, nor shall the waiver by either party of any breach of any provision of this Agreement be taken or held to be a waiver of any further breach of the same provision.

15.8
Notices.  Any notice given pursuant to this Agreement shall be in writing and shall be given by personal service or by United States certified mail, return receipt requested, postage prepaid to the addresses appearing at the end of this Agreement, or as changed through written notice to the other party.  Notice given by personal service shall be deemed effective on the date it is delivered to the addressee, and notice mailed shall be deemed effective on the third day following its placement in the mail addressed to the addressee.

15.9
Assignment of Agreement.  This Agreement and the obligations of ITrackr hereunder are personal to ITrackr and its staff.  Neither ITrackr nor any successor, receiver, or assignee of ITrackr shall directly or indirectly assign this Agreement or the rights or duties created by this Agreement, whether such assignment is effected in connection with a sale of ITrackr's assets or stock or through merger, an insolvency proceeding or otherwise, without the prior written consent of RespondQ.

15.10
Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  The parties agree that a facsimile signature may substitute for and have the same legal effect as the original signature.

15.11
Entire Agreement.  This Agreement and its attached exhibits constitute the entire agreement between the parties and supersede any and all previous representations, understandings, or agreements between RespondQ and ITrackr as to the subject matter hereof.  This Agreement may only be amended by an instrument in writing signed by the parties.

15.12
Cumulative Remedies.  All rights and remedies of RespondQ herein shall be in addition to all other rights and remedies available at law or in equity, including, without limitation, specific performance against ITrackr for the enforcement of this Agreement, and temporary and permanent injunctive relief.

Executed on the dates set forth below by the undersigned authorized representatives of the parties to be effective as of the Effective Date.

RESPONDQ, LLC		iTrackr Inc.
(“RespondQ”)		(“ITrackr”)

By:		By:

Name:	Benny Aboud	Name:	John Rizzo

Title:	Chairman	Title:	CEO

Date:	November 1, 2010	Date:	November 1, 2010

Address for Notice:		Address for Notice:

RESPONDQ		iTrackr Inc.
751 Park of Commerce Dr.		20423 State Road 7
Suite 112		Suite F6490
Boca Raton, FL 33487		Boca Raton
FL 33498

EXHIBIT A

ITrackr’s Click2Chat Software as a Service Statement of Managed Services

This Exhibit A - ITrackr’s Software as a Service Statement of Work shall be incorporated in and governed by the terms of that certain Master “Click2Chat Software as a Service” Managed Services Agreement by and between RESPONDQ, LLC (“RespondQ”) and iTrackr Inc. (“ITrackr”) dated November 1, 2010, as amended (the “Agreement”). Unless expressly provided for in this Exhibit A, in the event of a conflict between the provisions contained in the Agreement and those contained in this Exhibit A, the provisions contained in the Agreement shall prevail.

Services Description:	Click 2 Chat Software(ChatTrackr) Hosted Services

Support Description:	Software Product Support and Maintenance per RespondQ’s requirements

Training Description:	Train the Trainer material on Chat Software Platform

Backup Requirements:	Remote Back up of RespondQ Chat Data

Service Windows:	24X7

Service Levels:	Platform up 24X7

RespondQ Resources:	Administrative Resource to interface with Developer and Service Providers, IT Resources for integrating Chat Platform to RespondQ IT platforms

ITrackr Resources:	Developer for maintenance and support of ChatTrackr Platform

Initial License Fee	$25,000 payable within 90 days of contract execution

Services Fees or Rate:	$12,700 per month

Start Date:	November 1, 2010

End Date:

Additional RespondQ Requirements:

Executed on the dates set forth below by the undersigned authorized representatives of the parties to be effective as of the Start Date.

RespondQ, LLC		iTrackr Inc.
(“RespondQ”)		(“ITrackr”)

By:		By:

Name:	Reid Shapiro	Name:	John Rizzo

Title:	Chairman	Title:	CEO

Date:	November 1, 2010	Date:	November 1, 2010